UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 30, 2017

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

EnteroMedics, Inc. (the “Company”) is listed on The Nasdaq Capital Market (“Nasdaq”) and, accordingly, for continued listing must comply with Nasdaq’s minimum shareholders’ equity requirement of $2.5 million and Nasdaq’s $1.00 per share bid price requirement. On December 28, 2016, the Company effected a 1 for 70 reverse stock split. Following the reverse stock split, the closing bid price of the Company’s common stock remained above $1.00 per share for more than 10 consecutive trading days. To regain compliance with the minimum shareholders’ equity requirement, the Company closed an underwritten public offering of units for gross proceeds of $19.0 million on January 23, 2017.

The Company attended a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) on January 12, 2017, related to the Company’s previously reported non-compliance with Nasdaq’s minimum shareholders’ equity and $1.00 bid price requirements. On January 30, 2017, the Panel issued a decision deeming the Company in compliance with the $1.00 per share bid price requirement and requiring the Company to make a filing demonstrating its return to compliance following the closing of the underwritten public offering referenced herein. As a result of the underwritten public offering, the Company believes that its shareholders’ equity now exceeds $2.5 million as of the date of this filing. The Company is awaiting confirmation from Nasdaq that it now exceeds all applicable requirements for continued listing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

	By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer and Chief Compliance Officer
Date: January 31, 2017